Exhibit 5.1
Gordon K. Ho
T: +1 650 843 5190
gho@cooley.com
February 28, 2017

Revance Therapeutics, Inc.
7555 Gateway Boulevard
Newark, California 94560

Ladies and Gentlemen:
We have acted as counsel to Revance Therapeutics, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 1,432,447 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), including (i) 1,145,958 shares of Common Stock pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 EIP”), and (ii) 286,489 shares of Common Stock pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “ESPP” and together with the 2014 EIP, the “Plans”).
In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents by all parties other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP
By: ____/s/ Gordon K. Ho
Gordon K. Ho

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